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                                                                  Exhibit (9)(f)



                 ADDENDUM NO. 1 TO CO-ADMINISTRATION AGREEMENT
                 ---------------------------------------------


     This Addendum, dated as of the 30th day of April, 1997, is entered into between PEGASUS VARIABLE ANNUITY FUND (the "Trust"), a Delaware business trust, FIRST CHICAGO NBD INVESTMENT MANAGEMENT COMPANY ("FCNIMCO"), a registered investment adviser, and BISYS LIMITED PARTNERSHIP, d/b/a, BISYS FUND SERVICES ("BISYS") (each an "Administrator" and collectively, the Administrators").

     WHEREAS, the Trust, FCNIMCO and BISYS have entered into a Co-Administration Agreement dated October 7, 1996 ("Co-Administration Agreement"), pursuant to which the Trust appointed FCNIMCO and BISYS to act as Administrators to the Trust's Managed Assets Balanced Fund, Growth and Value Fund, Mid-Cap Opportunity Fund, Growth Fund, and Money Market Fund (each a "Fund");

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Appointment.  The Trust hereby appoints FCNIMCO and BISYS to act as
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Administrators to the Trust for the Bond Fund and Intrinsic Value Fund for the
period and on the terms set forth in the Co-Administration Agreement. FCNIMCO and BISYS hereby accept such appointment and agree to render the services set forth in the Co-Administration Agreement for the compensation herein provided.

     2.  Compensation.  For the services provided and the expenses assumed
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pursuant to the Co-Administration Agreement, the Trust will pay the
Administrators, and the Administrators will accept as full compensation therefor, a fee, computed daily and payable monthly, at the annual rate of .15% of each of the Bond and Intrinsic Value Funds' average daily net assets, respectively.

     3.  Capitalized Terms.  From and after the date hereof, the term "Fund" as
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used in the Co-Administration Agreement shall be deemed to include the Bond Fund and Intrinsic Value Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Co-Administration Agreement.
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     4.  Miscellaneous.  Except to the extent supplemented hereby, the Co-
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Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                         PEGASUS VARIABLE ANNUITY FUND


                         BY:  /s/ Donald G. Sutherland
                            ----------------------------------
                              Donald G. Sutherland
                              President and Trustee


                         FIRST CHICAGO NBD INVESTMENT MANAGEMENT COMPANY


                         BY:  /s/ Marco Hanig
                            ----------------------------------
                             Name:  Marco Hanig
                             Title: Managing Director


                         BISYS FUND SERVICES LIMITED PARTNERSHIP

                         By: BISYS FUND SERVICES, INC.,
                              its general partner


                              BY:  /s/ J. David Huber
                                 -----------------------------
                                 Name:  J. David Huber
                                 Title: President